EXHIBIT 2.1

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement (this “Amendment”), dated as of October 2, 2006, is entered into between Smithfield Foods, Inc., a Virginia corporation (“Buyer”), and ConAgra Foods Packaged Foods Company, Inc., a Delaware corporation (“Seller”).

RECITALS:

A. Buyer and Seller entered into an Asset Purchase Agreement dated July 31, 2006 (the “Agreement”).

B. Buyer and Seller desire to amend the Agreement as set forth in this Amendment.

AGREEMENT:

In consideration of the promises and mutual agreements contained herein and in the Agreement, the parties hereto agree as follows:

1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

2. Payment of Cash in Lieu of Stock; Working Capital.

2.1 Sections 9.25, 11.16, 11.17, 11.18 and 14.4 of the Agreement shall be deleted in their entirety.

2.2 The following terms as defined in Section 1.1 of the Agreement shall be deleted from Section 1.1:

(i)	“Buyer Common Stock”;

(ii)	“Exchange Act”;

(iii)	“SEC”; and

(iv)	“Securities Act”.

2.3 The following terms as referred to in Section 1.2 of the Agreement shall be deleted from Section 1.2:

(i)	“Material Event”;

(ii)	“Prospectus”;

(iii)	“Registrable Shares”;

(iv)	“Registration Period”;

(v)	“Shelf Registration Statement”; and

(vi)	“Suspension Period”.

Amendment to Asset Purchase Agreement

2.4 Section 5.3 of the Agreement shall be deleted in its entirety and the following revised Section 5.3 shall be deemed inserted in place thereof:

“5.3 Purchase Price. The purchase price payable by Buyer hereunder (the “Purchase Price”) shall equal Five Hundred Seventy-One Million Dollars ($571,000,000) (the “Base Amount”) plus (or minus) the amount by which the Closing Working Capital Amount is greater than (or less than) Two Hundred Twelve Million Five Hundred Thousand Dollars ($212,500,000).”

2.5 Section 5.5 of the Agreement shall be deleted in its entirety and the following revised Section 5.5 shall be deemed inserted in place thereof:

“5.5 Payment of Purchase Price. At Closing, Buyer shall (i) pay to Seller or an affiliate of Seller as Seller’s designee, an amount in cash equal to the Base Amount, less the Deposit, less an amount equal to any Crated Equipment Proceeds, plus (or minus) the amount by which the Estimated Working Capital Amount is greater than (or less than) Two Hundred Twelve Million Five Hundred Thousand Dollars ($212,500,000) (the “Closing Payment”), and (ii) assume the Assumed Liabilities. The settlement of the Purchase Price, if required, shall occur on the Settlement Date.”

2.6 Section 16.4.4 of the Agreement shall be amended to delete the reference to “11.18” as set forth in such Section 16.4.4.

3. Butterball Canada License. Section 5.7 of the Agreement shall be deleted in its entirety and the following revised Section 5.7 shall be deemed inserted in place thereof:

“5.7 Butterball Canada License. Seller had been engaged in discussions with the current licensee of the Butterball mark in Canada regarding the possible sale or perpetual license of such mark. Buyer objected to such sale and will not provide its consent thereto. As such, the Butterball mark in Canada shall transfer to Buyer in accordance with the terms of this Agreement at Closing; provided, however, that Buyer hereby agrees that if Buyer or any Affiliate or assignee thereof, during the five (5) year period following the Closing Date, directly or indirectly sells or perpetually licenses the Butterball mark in Canada, Buyer shall promptly pay, or cause to be paid, to Seller an amount equal to one-half of the proceeds of such transaction, less an amount equal to the taxes, if any, Buyer is required to pay with respect to the portion of the proceeds so paid to Seller.”

4. Exhibits. Exhibits F; 2.3(b); Attachments “A-1”, “A-2”, “B” and “C” to 2.7; 2.13; 3; 3(e)(i); 3(e)(ii); 3(h); 3(i); 4(a); 4(b); 6.2.13; 6.2.19; 8.1; 8.14; 9.4; 9.11; 9.13; 9.15(a); and 11.6 to the Agreement shall be deleted in their entirety and the Exhibits attached to this Amendment as Attachment “A” shall be deemed inserted in place thereof.

5. Healthy Choice. Section11.15 of the Agreement shall be deleted in its entirety and the following revised Section 11.15 shall be deemed inserted in place thereof:

“11.15 Healthy Choice Right.

In the event Seller desires to license to an unrelated third party during the three (3) year period following the Closing Date the right to use the Healthy Choice trademark in the United States for use in connection with refrigerated processed meats products consistent with the Products as sold by the Business as of the Closing Date, then Seller shall give Buyer the first right to negotiate with Seller for such license.”

6. Environmental. Subject to the terms and conditions of the Agreement, Buyer and Seller agree that Buyer and its Affiliates shall be entitled to indemnification under the Agreement for all Losses that Buyer or any of its Affiliates may suffer or incur, or become subject to, as a result of or in connection with those matters listed in Attachment “B” attached hereto in accordance with, and subject to, the apportionment of liability between Seller and Buyer set forth in Section 16.4.3 of the Agreement.

7. Water Rights. Section 20.4 of the Agreement shall be amended to add the following at the end of such Section 20.4:

“Buyer further acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, in any other document or instrument contemplated by this Agreement, or otherwise, Seller and its Affiliates make no representation, warranty, indemnity or covenant, and shall have no liability whatsoever, with respect to, related to, or arising out of the lack of any or all water authorizations or entitlements necessary for the Colorado farms to conduct operations.”

8. Expense Reimbursement.

8.1 Relocation. In connection with the transaction contemplated by the Agreement, Buyer desires that certain Hired Employees be relocated at Buyer’s expense. Buyer has previously requested that Seller initiate prior to Closing, at Buyer’s expense, the relocation of the employees listed on Attachment “C” attached hereto (the “Employees”). Buyer shall reimburse Seller for all costs and expenses paid or incurred by Seller in connection with the relocation of the Employees. Buyer shall pay to Seller at Closing an amount equal to $11,535.81 as reimbursement for a portion of the costs already incurred by Seller in respect to such expenses.

8.2 Intellectual Property. Buyer shall pay to Seller at Closing an amount equal to $5,282.10 as reimbursement for costs incurred by Seller at Buyer’s request in respect to efforts to register certain intellectual property rights.

9. Miscellaneous.

9.1 Ratification; Entire Agreement. This Amendment shall not effect any terms or provisions of the Agreement other than those amended hereby and is only intended to amend, alter or modify the Agreement as expressly stated herein. Except as amended hereby, the Agreement remains in effect, enforceable against each of the parties, and is hereby ratified and acknowledged by each of the parties. The Agreement, as amended in this Amendment, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, whether oral or written, among the parties with respect to the subject matter hereof. No amendment or modification of this Amendment shall be effective unless made in writing and duly executed by the parties hereto.

9.2 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

9.3 No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

9.4 Applicable Law. This Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

9.5 Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties herein and their respective successors and permitted assigns; nothing in this Amendment, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Amendment.

9.6 Effect of Headings. The headings of the various sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

SELLER,		BUYER,

CONAGRA FOODS PACKAGED FOODS COMPANY, INC., a Delaware corporation		SMITHFIELD FOODS, INC., a Virginia corporation

By:	/s/ William J. Hahn, Jr.	By:	/s/ Michael H. Cole
Its:	Authorized Representative	Its:	Vice President, Chief Legal Officer and Secretary

ATTACHMENTS

Attachment A	Inserted Exhibits

Attachment B	Environmental Matters

Attachment C	Relocated Employees

Amendment to Asset Purchase Agreement